 Exhibit 99.1

News Release
Sunoco Logistics Partners L.P.
3807 West Chester Pike
Newtown Square, PA 19073

For further information contact:	For release: Immediately
Jeffrey Shields (media) 215-977-6056
Peter Gvazdauskas (investors) 215-977-6322

SUNOCO LOGISTICS ANNOUNCES FIFTH CONSECUTIVE YEAR OF RECORD
DISTRIBUTABLE CASH FLOW AND RECORD FULL YEAR EARNINGS

NEWTOWN SQUARE, PA February 24, 2016 – Sunoco Logistics Partners L.P. (NYSE: SXL) (the "Partnership") today announced results for the fourth quarter 2015. Adjusted EBITDA for the three months ended December 31, 2015 was $317 million, an $80 million increase compared to the fourth quarter 2014. Net income attributable to partners for the fourth quarter 2015 was $25 million ($0.21 loss per limited partner unit, diluted), compared to a net loss attributable to partners of $127 million ($0.80 loss per limited partner unit, diluted) for the fourth quarter 2014. Both periods included inventory adjustments resulting from the decrease in commodity prices. These non-cash charges were excluded from the Partnership's determination of Adjusted EBITDA and Distributable Cash Flow. Recent highlights include:

•	Distributable Cash Flow of $245 million for the fourth quarter 2015; Record full year amount of $879 million

•	Twenty percent distribution increase to $0.479 ($1.92 annualized) compared to the fourth quarter 2014

•	Distribution coverage ratio of 1.2x for the twelve months ended December 31, 2015

•	Ended the quarter with a Debt-to-Adjusted EBITDA ratio of 3.6x calculated in accordance with our credit agreement

•	Issued $1.2 billion of debt and equity financing during the fourth quarter in support of our expansion capital program

•	Commenced full refrigeration for propane and ethane operations on the Mariner East 1 NGLs project

"We are very pleased to report our 5th consecutive year of record distributable cash flow," said Michael J. Hennigan, President and Chief Executive Officer. "To continue to generate growing distributable cash flow in any market, is our core goal. Our blue bar earnings grew approximately 40 percent in 2015 driven by a diversified group of organic projects including: Permian Express 2 (crude oil), Mariner South (NGLs), Mariner East (NGLs) and Allegheny Access (refined products)."
On Mariner East 1 full start-up, Hennigan said, "We are pleased to announce we are now moving ethane on our Mariner East system. Full refrigeration capability for both ethane and propane at Marcus Hook enables faster loading of ships. Overall, the increased capacity of the Mariner East system benefits both shippers and consumers. Shippers have requested and will benefit from having the flexibility to sell to the local and regional markets, as well as, the international markets as economic conditions dictate. Local consumers across Pennsylvania and the region are benefiting from having access to the substantial natural resources in the western part of the state. Despite the current commodity environment, we are very bullish for the long term prospects of processing and distributing Pennsylvania natural gas liquids at our east coast energy hub."
On Sunoco Logistics' 1.2x distribution coverage and balance sheet, Hennigan said, "Our 2015 distribution coverage was 1.2x and our Debt-to-EBITDA was 3.6x at December 31, 2015 on our revolver covenant basis. Despite challenging market conditions, Sunoco Logistics has maintained a healthy distribution coverage and a balance sheet where our future plans to grow our Partnership remain intact. We are committed to stability and coverage for our investors over the long term."
On Sunoco Logistics in the macro environment, Hennigan said, "Our targeted emphasis of growing in the crude and NGLs shale areas, while maintaining a diversified portfolio, continues to anchor our Partnership. Despite the current commodity price environment, our disciplined approach of managing our distribution based on blue bar cash flow only should provide confidence for our investors as we continue to execute our plan. We will look to continue to develop additional scale and diversity in our assets, and we expect to generate earnings on a long-term basis that will prove to be invaluable for our unitholders."

DETAILS OF FOURTH QUARTER SEGMENT ADJUSTED EBITDA
During the fourth quarter 2015, we realigned our reporting segments as a result of the continued investment in our organic growth capital program which has served to increase the integration that exists between our assets that service each commodity. This has also resulted in a shift in Management's strategic decision making process, resource allocation methodology, and assessment of our financial results. The updated reporting segments are: Crude Oil, Natural Gas Liquids and Refined Products. The new segmentation will provide our investors with a more meaningful view of our business that is consistent with that of Management. For the purpose of comparability, all prior year segment disclosures have been recast to conform to the current year presentation. Such recasts have no impact on previously reported consolidated net income or Adjusted EBITDA.

	Three Months Ended December 31,
	2015	2014	Variance
	(in millions)
Crude Oil	$154	$145	$9
Natural Gas Liquids	110	74	36
Refined Products	53	18	35
Adjusted earnings before interest, taxes, depreciation and amortization expense ("Adjusted EBITDA") (1)	$317	$237	$80

(1)
For a detailed definition of the components included within Adjusted EBITDA, see the Non-GAAP Financial Measures table for a reconciliation to the applicable generally accepted accounting principles ("GAAP") metric.

Crude Oil
Adjusted EBITDA for the Crude Oil segment increased $9 million to $154 million compared to the prior year period. The increase was attributable to improved results from our crude oil pipelines which was primarily driven by the commencement of operations on the Permian Express 2 pipeline in the third quarter 2015. Higher contributions from our crude oil terminals also contributed to the increase. These positive factors were partially offset by decreased margins related to our crude oil acquisition and marketing activities which were negatively impacted by narrowing crude oil differentials compared to the prior year period.
Natural Gas Liquids
Adjusted EBITDA for the Natural Gas Liquids segment increased $36 million compared to the prior year period. The increase was primarily attributable to higher results from our Mariner South and Mariner East 1 projects which commenced operations in late 2014. These projects resulted in positive contributions to our natural gas liquids ("NGLs") pipeline and terminal operations, including our Nederland and Marcus Hook facilities. These improvements were partially offset by decreased margins related to our NGLs acquisition and marketing activities.
Refined Products
Adjusted EBITDA for the Refined Products segment increased $35 million to $53 million compared to the prior year period. The increase was due primarily to increased contributions from our refined products pipelines which was largely attributable to the Allegheny Access pipeline which commenced operations in the first quarter 2015. Results related to our refined products terminals and acquisition and marketing activities improved compared to the prior year period. Adjusted EBITDA related to our refined products joint venture interests also contributed to the increase.

FINANCING UPDATE
In the fourth quarter 2015, we issued $600 million of 4.40 percent and $400 million of 5.95 percent senior notes due in April 2021 and December 2025, respectively, for net proceeds of $991 million.
In the fourth quarter 2015, we issued 9.6 million units under our at-the-market ("ATM") equity offering program for $245 million of net proceeds. For the full year 2015, we supported our expansion capital program by raising $1.5 billion on the issuance of 42.3 million units through our ATM program and an overnight equity offering.
Net interest expense was $37 million for the three months ended December 31, 2015, compared to $16 million for the prior year period. The $21 million increase was due primarily to the $1.0 billion issuance of senior notes in November 2015, higher borrowings under our $2.50 billion Credit Facility and lower capitalized interest in connection with the timing of assets placed into service during 2014 and 2015.

CAPITAL EXPENDITURES

	Twelve Months Ended December 31,
	2015	2014
	(in millions)
Expansion	$2,625	$2,483
Maintenance	84	76
Acquisitions	131	448
Total	$2,840	$3,007
Our expansion capital spending for the twelve months ended December 31, 2015 included spending to: invest in the previously announced Mariner projects and Allegheny Access pipeline project; invest in our crude oil infrastructure by increasing our pipeline capabilities through announced expansion capital and joint projects; expand the service capabilities of our acquisition and marketing activities; and upgrade the service capabilities at our bulk marine terminals. Acquisitions for the twelve months ended December 31, 2015 consisted of the acquisition of the remaining ownership interests in the West Texas Gulf Pipe Line Company. Our capital expenditures are expected to be funded from cash provided by operations, borrowings under our credit facility, and with proceeds from debt and equity offerings, as necessary.
INVESTOR CALL
We will host a conference call regarding fourth quarter results on Thursday, February 25, 2016 at 8:00 am ET (7:00 am CT). Those wishing to listen can access the call by dialing (USA toll free) 1-800-369-2171; International (USA toll) 1-517-308-9315 and request "Sunoco Logistics Partners Earnings Call, Conference Code: Sunoco Logistics." This event may also be accessed by a webcast, which will be available at www.sunocologistics.com. A number of presentation slides will accompany the audio portion of the call and will be available to be viewed and printed shortly before the call begins. Audio replays of the conference call will be available for two weeks after the conference call beginning approximately one hour following the completion of the call. To access the replay, dial 1-800-677-3096. International callers should dial 1-203-369-3099.
ABOUT SUNOCO LOGISTICS
Sunoco Logistics Partners L.P. (NYSE: SXL), headquartered in Newtown Square, Pennsylvania, is a publicly traded Delaware limited partnership that owns and operates a logistics business, consisting of a geographically diverse portfolio of complementary pipeline, terminalling, and acquisition and marketing assets which are used to facilitate the purchase and sale of crude oil, NGLs and refined products. SXL's general partner is a consolidated subsidiary of Energy Transfer Partners, L.P. (NYSE: ETP). For more information, visit the Sunoco Logistics Partners L.P. web site at www.sunocologistics.com.
This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100%) of distributions by Sunoco Logistics Partners L.P. to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, distributions by Sunoco Logistics Partners L.P. to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.
Portions of this document constitute forward-looking statements as defined by federal law. Although Sunoco Logistics Partners L.P. believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect the Partnership’s business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: whether or not the transactions described in the foregoing news release will be cash flow accretive; increased competition; changes in demand for crude oil, NGLs and refined products that we store and distribute; changes in operating conditions and costs; changes in the level of environmental remediation spending; potential equipment malfunction; potential labor issues; the legislative or regulatory environment; plant construction/repair delays; nonperformance by major customers or suppliers; and political and economic conditions, including the impact of potential terrorist acts and international hostilities. These and other applicable risks and uncertainties have been described more fully in the Partnership's Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2015, and in the Partnership's subsequent Form 10-Q and 8-K filings. The Partnership undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.

Sunoco Logistics Partners L.P.
Financial Highlights
(unaudited)

	Three Months Ended December 31,
	2015	2014	Variance
	(in millions, except per unit amounts)
Income Statement:
Sales and other operating revenue	$2,305	$3,875	$(1,570)

Cost of products sold (1)	1,949	3,554	(1,605)
Operating expenses (1)	44	63	(19)
Selling, general and administrative expenses	27	36	(9)
Depreciation and amortization expense	104	76	28
Impairment charge and other matters	118	258	(140)
Total Costs and Expenses	2,242	3,987	(1,745)
Operating Income (Loss)	63	(112)	175
Interest cost and debt expense, net	(59)	(44)	(15)
Capitalized interest	22	28	(6)
Other income	3	7	(4)
Income (Loss) Before Provision for Income Taxes	29	(121)	150
Provision for income taxes	(3)	(4)	1
Net Income (Loss)	26	(125)	151
Less: Net Income attributable to noncontrolling interests	(1)	(2)	1
Net Income (Loss) Attributable to Partners	$25	$(127)	$152

Calculation of Limited Partners' interest:
Net Income (Loss) attributable to Partners	$25	$(127)	$152
Less: General Partner's interest	(83)	(50)	(33)
Limited Partners' interest in Net Loss	$(58)	$(177)	$119

Net Loss attributable to Partners per Limited Partner unit:
Basic	$(0.21)	$(0.80)

Diluted	$(0.21)	$(0.80)

Weighted Average Limited Partners' units outstanding:
Basic	270.4	222.4

Diluted	270.4	222.4

(1)	Prior period expenses have been recast to conform to current presentation as a result of changes to our reportable segments.

Sunoco Logistics Partners L.P.
Financial Highlights
(unaudited)

	Twelve Months Ended December 31,
	2015	2014	Variance
	(in millions, except per unit amounts)
Income Statement:
Sales and other operating revenue	$10,486	$18,088	$(7,602)

Cost of products sold (1)	9,145	16,877	(7,732)
Operating expenses (1)	164	172	(8)
Selling, general and administrative expenses	103	118	(15)
Depreciation and amortization expense	382	296	86
Impairment charge and other matters	162	258	(96)
Total Costs and Expenses	9,956	17,721	(7,765)
Operating Income	530	367	163
Interest cost to affiliates, net	—	1	(1)
Interest cost and debt expense, net	(210)	(146)	(64)
Capitalized interest	76	78	(2)
Other income	22	25	(3)
Income Before Provision for Income Taxes	418	325	93
Provision for income taxes	(21)	(25)	4
Net Income	397	300	97
Less: Net Income attributable to noncontrolling interests	(3)	(9)	6
Less: Net Income attributable to redeemable noncontrolling interests	(1)	—	(1)
Net Income Attributable to Partners	$393	$291	$102

Calculation of Limited Partners' interest:
Net Income attributable to Partners	$393	$291	$102
Less: General Partner's interest	(288)	(181)	(107)
Limited Partners' interest in Net Income	$105	$110	$(5)

Net Income attributable to Partners per Limited Partner unit:
Basic	$0.42	$0.52

Diluted	$0.42	$0.51

Weighted Average Limited Partners' units outstanding:
Basic	250.9	212.9

Diluted	251.7	214.1

(1)	Prior period expenses have been recast to conform to current presentation as a result of changes to our reportable segments.

Sunoco Logistics Partners L.P.
Financial Highlights
(unaudited)

	December 31, 2015	December 31, 2014
	(in millions)
Balance Sheet Data:
Cash and cash equivalents	$37	$101

Revolving credit facilities	$562	$185
Senior notes	4,975	3,975
Unamortized fair value adjustments (1)	93	106
Unamortized bond discount and debt issuance costs (2)	(39)	(32)
Total Debt	$5,591	$4,234

Sunoco Logistics Partners L.P. equity	$7,521	$6,678
Noncontrolling interests	34	60
Total Equity	$7,555	$6,738

(1)	Represents fair value adjustments on our senior notes resulting from the application of push-down accounting in connection with the acquisition of our general partner by ETP on October 5, 2012.

(2)
In the fourth quarter 2015, the Partnership adopted accounting guidance which requires certain debt issuance costs to be reflected as a reduction in the total long-term debt liability for all periods presented.

Sunoco Logistics Partners L.P.
Financial and Operating Statistics
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
	(in millions)		(in millions)
Sales and other operating revenue
Crude Oil	$1,797	$3,518	$8,956	$16,899
Natural Gas Liquids	332	297	1,165	959
Refined Products	176	60	365	230
Total sales and other operating revenue	$2,305	$3,875	$10,486	$18,088

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
	(in millions)		(in millions)
Adjusted EBITDA
Crude Oil	$154	$145	$656	$669
Natural Gas Liquids	110	74	333	203
Refined Products	53	18	164	99
Total Adjusted EBITDA	$317	$237	$1,153	$971

Sunoco Logistics Partners L.P.
Financial and Operating Statistics Notes
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Operating Highlights

Crude Oil: (1)
Pipeline throughput (thousands of barrels per day ("bpd"))	2,179	2,122	2,218	2,125
Terminal throughput (thousands of bpd)	1,570	1,285	1,401	1,403
Gross profit (millions of dollars) (2)	$168	$162	$706	$726

Natural Gas Liquids:
Pipeline throughput (thousands of bpd)	266	45	209	33
Terminal throughput (thousands of bpd)	213	45	184	40
Gross profit (millions of dollars) (2)	$98	$86	$348	$248

Refined Products: (1)
Pipeline throughput (thousands of bpd)	564	452	492	456
Terminal throughput (thousands of bpd)	584	494	534	497
Gross profit (millions of dollars) (2)	$46	$10	$123	$65

(1)	Excludes amounts attributable to equity interests which are not consolidated.

(2)	Represents total segment sales and other operating revenue, less cost of products sold and operating expenses.

Sunoco Logistics Partners L.P.
Non-GAAP Financial Measures
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
	(in millions)		(in millions)
Net Income	$26	$(125)	$397	$300
Interest expense, net	37	16	134	67
Depreciation and amortization expense	104	76	382	296
Provision for income taxes	3	4	21	25
Non-cash compensation expense	5	4	17	16
Unrealized (gains) losses on commodity risk management activities	13	(3)	4	(17)
Amortization of excess investment in joint venture interests	—	—	2	2
Proportionate share of unconsolidated affiliates’ interest, depreciation and provision for income taxes	11	7	34	24
Non-cash inventory adjustments	118	258	162	258
Adjusted EBITDA (1)	317	237	1,153	971
Interest expense, net	(37)	(16)	(134)	(67)
Provision for current income taxes	7	(4)	(15)	(29)
Amortization of fair value adjustments on long-term debt	(3)	(3)	(13)	(14)
Distributions versus Adjusted EBITDA of unconsolidated affiliates	(5)	(9)	(35)	(35)
Maintenance capital expenditures	(35)	(29)	(84)	(76)
Distributable cash flow attributable to noncontrolling interests	(2)	(2)	(4)	(12)
Contributions attributable to acquisition from affiliate	3	3	11	12
Distributable Cash Flow (1)	$245	$177	$879	$750

(1)
Our management believes that Adjusted EBITDA and distributable cash flow information enhances an investor’s understanding of a business’s ability to generate cash for payment of distributions and other purposes. Adjusted EBITDA and distributable cash flow do not represent and should not be considered an alternative to net income or cash flows from operating activities as determined under United States GAAP and may not be comparable to other similarly titled measures of other businesses.